Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACTS:
Craig A. Rosen, Ph.D.
President and Chief Operating Officer
240/314-4400
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES ANNOUNCES AGREEMENT WITH
GLAXOSMITHKLINE FOR DEVELOPMENT AND COMMERCIALIZATION OF
NOVEL DRUG TO TREAT DIABETES

ROCKVILLE, Maryland — October 26, 2004 — Human Genome Sciences, Inc. (NASDAQ: HGSI) today announced an agreement with GlaxoSmithKline (NYSE: GSK) under which GlaxoSmithKline has acquired exclusive worldwide rights to develop and commercialize Albugon™ (albumin-glucagon-like peptide-1, GLP-1), a drug currently in late-stage preclinical development by Human Genome Sciences for potential use in the treatment of diabetes.

Under the agreement, which is subject to expiration of the waiting period under the Hart-Scott-Rodino Act, GlaxoSmithKline has acquired exclusive worldwide rights to Albugon for all human therapeutic and prophylactic applications. Human Genome Sciences will receive an upfront fee and clinical development and commercial milestone payments that could amount to as much as $183 million, and additional milestones for other indications developed. Human Genome Sciences will also receive royalties on the annual net sales of any products developed and commercialized under the agreement. Human Genome Sciences will be responsible for the manufacture of Albugon for Phase 1 and 2 clinical trials.

Albugon was created using Human Genome Sciences’ proprietary albumin fusion technology, which involves fusing the gene that expresses human albumin to the gene that expresses a therapeutically active protein. Research has shown that the fusion of therapeutic proteins to human albumin decreases clearance and prolongs half-life. Albugon results from the genetic fusion of human albumin and GLP-1.

GLP-1 is a peptide hormone that acts throughout the body to help maintain healthy blood sugar levels and to control appetite. In healthy individuals, GLP-1 levels rise during a meal to help the body utilize and control the elevation in blood sugar levels, but this response is blunted in Type 2 diabetics. GLP-1 also contributes to the health and survival of the insulin-producing cells in the body . The primary obstacle to the use of GLP-1 as a therapeutic for diabetes is its extremely short half-life of about five minutes in the body. Preclinical studies show that Albugon retains the anti-diabetic and other beneficial activities of GLP-1, but with a substantially prolonged half-life.

Craig A. Rosen, Ph.D., President and Chief Operating Officer, Human Genome Sciences, said, “We believe that Albugon has the potential to become an important therapeutic option for the treatment of diabetes. GlaxoSmithKline is a world leader in pharmaceutical research, development and marketing, with a rapidly growing worldwide franchise in diabetes therapy and vast experience in global development and commercialization. We are confident that the agreement announced today with GlaxoSmithKline will facilitate the clinical development and eventual commercialization of Albugon.”

For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com. Health professionals interested in clinical studies involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based drugs to patients.

Albugon, HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

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